EXHIBIT 99.1

                             [GOAMERICA LETTERHEAD]

                                    CONTACT: Investor Relations
                                    201-996-1717
                                    investors@goamerica.com

             GOAMERICA RECEIVES AND APPEALS NASDAQ DELISTING NOTICE

                                      * * *

Company also Investigating Trading of its Common Stock on German Stock Exchanges

Hackensack, NJ--June 8, 2004 GoAmerica, Inc. (NASDAQ: GOAM and GOAMD) today announced that it recently received a Nasdaq Staff Determination indicating that GoAmerica has failed to regain compliance with the minimum $1.00 closing bid price per share requirement for continued listing on The Nasdaq SmallCap Market (as set forth in Nasdaq's Marketplace Rule 4310(c)(4)). GoAmerica has filed an appeal of the Nasdaq Staff Determination and requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which action automatically stays the delisting of GoAmerica's Common Stock.

During the appeal process and until the Panel's ultimate determination, GoAmerica's Common Stock will continue to be traded on The Nasdaq SmallCap Market. Hearings with the Panel typically occur within 30 to 45 days of a company's request. Had the Company not timely filed its appeal, GoAmerica's Common Shares would have been subject to delisting as of June 14, 2004. The Company believes that it continues to comply with all Nasdaq SmallCap Market listing qualifications other than minimum bid price per share.

GoAmerica intends to present, among other things, a plan to the Panel for achieving and sustaining compliance with the Nasdaq Marketplace Rules as well as information regarding the unauthorized listing of the Company's Common Stock on the Berlin Bremen Stock Exchange and other German stock exchanges and possible adverse developments therefrom.

GoAmerica has contacted the Berlin Stock Exchange as well as the German brokerage firm (Berliner Freiverkehr (Aktien) AG) that applied, without the Company's knowledge or authorization, for GoAmerica's listing on the German stock exchanges. The Berlin exchange and the broker each contend that their respective actions and all trading of GoAmerica's shares has been conducted in compliance with all applicable laws and under close monitoring of the German Securities and Exchange Commission. The U.S. Securities and Exchange Commission
(SEC), financial media and numerous similarly affected U.S. public companies have addressed the discovery and investigation of the notable increase in such


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foreign  exchange  listings  of  U.S.  companies  since  "naked  short  selling"
restrictions were recently implemented by the SEC and NASD, all contributing to a growing belief that domestic and/or foreign brokers attempt to circumvent such restrictions and benefit from an "arbitrage" loophole.

The Company believes that unattributable increased downward pressure on GoAmerica's stock price during the weeks immediately preceding and following the implementation of a one-for-ten reverse stock split as of May 14, 2004 may have hindered the Company's ability to regain bid price compliance during a critical listing qualification period. The Company is unable to determine the cause of such unduly adverse trading activity as the Company believes that its financial condition is significantly better than it has been in recent fiscal quarters and that no new negative material information about the Company was introduced into the market during the relevant period.

Despite the Company's appeal, there can be no assurance that the Panel will grant GoAmerica's request for continued listing. If the pending appeal is unsuccessful, GoAmerica's Common Shares are expected to be immediately eligible for quotation on the OTC Bulletin Board. The Company's regular ticker symbol is GOAM; however, Nasdaq appended a temporary "D" to it (making the interim ticker symbol "GOAMD"), beginning on May 17, 2004, to indicate the Company's reverse stock split. The Company's ticker symbol is expected to revert to GOAM on or about June 15, 2004.

ABOUT GOAMERICA

GoAmerica (R) is a leading provider of wireless telecommunications services for people with hearing loss. The Company's vision is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. WyndTell(R) -- a GoAmerica service -- is the wireless service of choice for thousands of deaf consumers across the U. S., and was recognized for Excellence in Universal Design and Technology, by the California Governor's Committee for the Employment of Disabled Persons. For more information, visit www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.

The statements contained in this news release that are not based on historical fact are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "estimate," "anticipate," "continue," or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to successfully manage our strategic alliance with EarthLink; (iii) our dependence on EarthLink to provide billing, customer and technical support to certain of our subscribers; (iv) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (v) our dependence on wireless carrier networks; (vi) our ability to respond to increased competition in the wireless data industry; (vii) our ability to integrate acquired businesses and technologies; (viii) our


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ability to  generate  revenue  growth;  (ix) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (x) our ability to manage our remaining operations; and (xi) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica" and "WyndTell" are registered trademarks of GoAmerica. "Go.Web" is also a trademark of GoAmerica. Other names may be trademarks of their respective owners.